Exhibit 8

[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]

September 19, 2006

Illinois Power Company

370 South Main Street

Decatur, Illinois 62523

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Illinois Power Company, an Illinois corporation (the “Company”), in connection with the offer (the “exchange offer”) to exchange the Company’s registered 6.25% Senior Secured Notes due 2016 (the “Exchange Notes”) for an equal principal amount of the Company’s existing unregistered 6.25% Senior Secured Notes due 2016 (the “Original Notes”).  In connection therewith, we have assisted in the preparation of the prospectus (the “Prospectus”) that forms a part of the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering $75,000,000 aggregate principal amount of the Exchange Notes.  Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Prospectus.

In our review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and upon consideration of applicable law, subject to the assumptions, qualifications and limitations stated herein and therein, the discussion of certain material U.S. federal income tax consequences set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus, insofar as it relates to matters of law or legal conclusions, constitutes our opinion as to the matters discussed therein.

This opinion is limited to the federal income tax law of the United States of America and does not address any questions arising under, or relating to, the laws of any other jurisdiction, or any political subdivision thereof or therein.

We consent to being named in the Registration Statement and the Prospectus under the caption “Legal Matters” as counsel that has passed upon the above-referenced U.S. federal income tax consequences with respect to the exchange offer.

We also hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP